Exhibit (a)(19)

This announcement is neither an offer to purchase nor a solicitation of an offer to sell securities. The Offers (as defined below) are made in the United States solely by the Offer to Purchase dated September 4, 1998 and the related Letter of Transmittal and Forms of Acceptance and are not being made to, nor will acceptances be accepted from or on behalf of, holders of Sedgwick Shares (as defined below), Sedgwick ADSs (as defined below) evidenced by Sedgwick ADRs (as defined below) or Sedgwick Convertible Bonds (as defined below) in any jurisdiction in which the making of the Offers or acceptance thereof would not be in compliance with the laws of such jurisdiction. The Offer to Purchase, the Letter of Transmittal, the Forms of Acceptance and related materials should not be forwarded or transmitted in or into Canada, Australia or Japan.

Notice in connection with Recommended Cash Offers by

Morgan Guaranty Trust Company

of New York, London Branch

and

Donaldson, Lufkin & Jenrette International

on behalf of
Marsh & McLennan Companies, Inc.

to acquire all outstanding Ordinary Shares, American
Depositary Shares evidenced by American Depositary
Receipts and 7.25% Convertible Bonds 2008 of

Sedgwick Group plc

Morgan Guaranty Trust Company of New York, London Branch and Donaldson, Lufkin & Jenrette International, acting in the United States through J.P. Morgan Securities Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, on behalf of Marsh & McLennan Companies, Inc. (Marsh & McLennan), are offering to purchase, upon the terms and subject to the conditions set forth in the Offer to Purchase dated September 4, 1998 (the Offer to Purchase), the related Letter of Transmittal and the related Form of Acceptance (collectively, the Ordinary Offer), (i) all outstanding ordinary shares of 10 pence each (Sedgwick Shares) of Sedgwick Group plc (Sedgwick) for 225 pence per Sedgwick Share in cash and (ii) all outstanding American Depositary Shares of Sedgwick, each representing five Sedgwick Shares (Sedgwick ADSs) and evidenced by American Depositary Receipts (Sedgwick ADRs), for 11.25 per Sedgwick ADS in cash. Sedgwick Shares and Sedgwick ADSs evidenced by Sedgwick ADRs are referred to collectively as Sedgwick Securities. Morgan Guaranty Trust Company of New York, London Branch and Donaldson, Lufkin & Jenrette International, acting in the United States through J.P. Morgan Securities Inc. and Donaldson, Lufkin & Jenrette Securities Corporation, on behalf of Marsh & McLennan, are also offering to purchase, upon the terms and conditions set forth in the Offer to Purchase and the related Form of Acceptance, all outstanding 7.25% Convertible Bonds 2008 of Sedgwick (Sedgwick Convertible Bonds) for 123 pence for every 1 nominal amount of Sedgwick Convertible Bonds (the Convertible Offer and, together with the Ordinary Offer, the Offers).

THE INITIAL OFFER PERIOD, AS CURRENTLY EXTENDED, WILL EXPIRE AT 1:00 P.M. (LONDON TIME), 8:00 A.M. (NEW YORK CITY TIME), ON NOVEMBER 3, 1998, UNLESS FURTHER EXTENDED (THE INITIAL OFFER PERIOD). THE OFFERS MAY BE DECLARED WHOLLY UNCONDITIONAL WHEN ALL CONDITIONS OF THE OFFERS HAVE BEEN SATISFIED, FULFILLED OR, WHERE PERMITTED, WAIVED. IN THE EVENT THE OFFERS BECOME OR ARE DECLARED WHOLLY UNCONDITIONAL, THE OFFERS WILL BE EXTENDED FOR A SUBSEQUENT OFFER PERIOD OF AT LEAST 14 CALENDAR DAYS (THE SUBSEQUENT OFFER PERIOD). HOLDERS OF SEDGWICK SECURITIES AND SEDGWICK CONVERTIBLE BONDS WILL HAVE THE RIGHT TO WITHDRAW THEIR ACCEPTANCES OF THE OFFERS DURING THE INITIAL OFFER PERIOD, AS CURRENTLY EXTENDED, INCLUDING ANY FURTHER EXTENSION THEREOF, BUT NOT DURING THE SUBSEQUENT OFFER PERIOD.

The Ordinary Offer is conditional on, among other things, valid acceptances being received (and not, where permitted, withdrawn) by the expiration of the Initial Offer Period in respect of not less than 90 percent in nominal value of Sedgwick Securities to which the Ordinary Offer relates, or such lower percentage as Marsh & McLennan may decide, provided that such condition (the Acceptance Condition) shall not be satisfied unless Marsh & McLennan and/or its wholly owned subsidiaries shall have acquired or agreed to acquire, whether pursuant to the Ordinary Offer or otherwise, Sedgwick Securities carrying in the aggregate more than 50 percent of the voting rights then exercisable at general meetings of Sedgwick and all other conditions shall have been satisfied, fulfilled or, to the extent permitted, waived.

MARSH & MCLENNAN HEREBY GIVES NOTICE THAT IT RESERVES THE RIGHT TO REDUCE THE PERCENTAGE OF SEDGWICK SECURITIES REQUIRED TO SATISFY THE ACCEPTANCE CONDITION TO NOT LESS THAN 50.1 PERCENT IN NOMINAL VALUE OF THE SEDGWICK SECURITIES TO WHICH THE ORDINARY OFFER RELATES. ANY SUCH REDUCTION OF THE PERCENTAGE OF SEDGWICK SECURITIES REQUIRED TO SATISFY THE ACCEPTANCE CONDITION WOULD NOT BE EFFECTED BEFORE NOVEMBER 2, 1998. ALTHOUGH SUCH REDUCTION IN THE PERCENTAGE OF SEDGWICK SECURITIES REQUIRED TO SATISFY THE ACCEPTANCE CONDITION IS POSSIBLE ON OR AFTER SUCH DATE, MARSH & MCLENNAN NEED NOT DECLARE ITS ACTUAL INTENTIONS UNTIL IT IS REQUIRED TO DO SO UNDER THE CITY CODE ON TAKEOVERS AND MERGERS.

THERE MAY BE NO FURTHER ANNOUNCEMENT CONCERNING MARSH & MCLENNAN'S RIGHT TO REDUCE THE PERCENTAGE OF SEDGWICK SECURITIES REQUIRED TO SATISFY THE ACCEPTANCE CONDITION. ANY SUCH REDUCTION IN THE PERCENTAGE OF SEDGWICK SECURITIES REQUIRED TO SATISFY THE ACCEPTANCE CONDITION, ONCE ALL OTHER CONDITIONS TO THE ORDINARY OFFER HAVE BEEN FULFILLED, SATISFIED OR, WHERE PERMITTED, WAIVED, COULD RESULT IN THE ORDINARY OFFER BEING DECLARED WHOLLY UNCONDITIONAL AND THE CONSEQUENT TERMINATION OF WITHDRAWAL RIGHTS. ACCORDINGLY, HOLDERS OF SEDGWICK SECURITIES WHO HAVE ALREADY ACCEPTED THE ORDINARY OFFER BUT WHOSE WILLINGNESS TO ACCEPT WOULD BE AFFECTED IF THE PERCENTAGE OF SEDGWICK SECURITIES REQUIRED TO SATISFY THE ACCEPTANCE CONDITION WERE REDUCED TO A LEVEL LOWER THAN 90 PERCENT MAY WISH TO CONSIDER WITHDRAWING THEIR ACCEPTANCES NOW.

Requests for assistance or copies of the Offer to Purchase, the Letter of Transmittal, the Forms of Acceptance and all other related materials may be directed to the U.S. Dealer Managers or the Information Agent as set forth below, and copies will be furnished promptly at Marsh & McLennan's expense.

The Information Agent for the Offers is:

GEORGESON
& COMPANY INC.
Wall Street Plaza
New York, New York 10005
Banks and Brokers call collect (212) 440-9800
All Others Call Toll Free:  1-800-223-2064

The U.S. Dealer Managers for the Offers are:

J.P. Morgan & Co.                   Donaldson, Lufkin & Jenrette
60 Wall Street                      277 Park Avenue
New York, New York 10260            New York, New York 10172
(212) 648-7843 (Call Collect)       (212) 892-8223 (Call Collect)

October 26, 1998